Exhibit 2.8

EXECUTION COPY

STOCK PURCHASE AGREEMENT

Between

SEACOAST CAPITAL PARTNERS II, L.P.

and

MACQUARIE INFRASTRUCTURE ASSETS INC.

Dated as of October 8, 2004

i

ii

iii

          STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 8, 2004, between SEACOAST CAPITAL PARTNERS II, L.P. (the “Seller”), and MACQUARIE INFRASTRUCTURE ASSETS INC., a Delaware corporation or its wholly owned subsidiary (the “Purchaser” or “MIA”).

          WHEREAS, the Seller owns all the issued and outstanding shares (the “Shares”) of common stock, $.01 par value per share (the “Common Stock”), of SEACOAST HOLDINGS (PCAAH), INC., a Delaware corporation (the “Company” or “Seacoast Holdings”);

          WHEREAS, the Company owns 174.876 units (the “Units”) of PARKING COMPANY OF AMERICA AIRPORTS HOLDINGS, LLC (“PCAAH”), and Macquarie Americas Parking Corporation (“MAPC”) owns all the remaining outstanding units of PCAAH;

          WHEREAS, a majority-owned subsidiary of PCAAH, PCAA Parent, LLC (“PCAA Parent”), through its subsidiaries, is engaged in the business of operating and managing the on-site airport parking operations, non-airport parking operations, parking management services, vehicle repair and maintenance services and transportation services at various locations in the United States (the “Business”);

          WHEREAS, Macquarie Specialised Asset Management Limited, as trustee for and on behalf of Macquarie Global Infrastructure Fund A, and Macquarie Specialised Asset Management 2 Limited, as trustee for and on behalf of Macquarie Global Infrastructure Fund B, and MIA entered into a stock purchase agreement dated as of June 7, 2004 (the “MGIF Purchase Agreement”), pursuant to which MIA will purchase upon the closing of the transactions contemplated in the MGIF Purchase Agreement all of the issued and outstanding shares of MAPC;

          WHEREAS, pursuant to Section 5.11 of the MGIF Purchase Agreement, MIA agreed to offer to purchase the units of minority investors in PCAA Parent LLC; and

          WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, the Shares, upon the terms and subject to the conditions set forth herein.

          NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Seller and the Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

          SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:

          “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York.

          “Code” means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific section of the Code shall be deemed to include a reference to any corresponding provision of future Law.

          “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

          “Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by the Seller to the Purchaser in connection with this Agreement.

          “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and Tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

          “Excluded Taxes” means (i) Taxes imposed on or payable by the Company for any Pre-Closing Periods, (ii) Taxes imposed on or payable by the Company or any Purchaser Indemnified Party as a result of any breach of warranty or representation under Section 3.09 or breach of any covenant herein relating to Taxes and (iii) Taxes of another Person imposed upon or payable by the Company with respect to any taxable period or portion thereof ending on or before the Closing Date.

          “GMAC Loan Agreement” means the loan agreement entered into on October 1, 2003 amongst Parking Company of America Airports, LLC, PCA Airports, Ltd., Parking Company of America Airports Phoenix, LLC and GMAC Commercial Mortgage Corporation.

          “Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

          “Governmental Authorizations” shall mean any consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any legal requirement, in each case in connection with the operation of the Business.

          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

          “Indemnifying Party” means the Seller or the Purchaser, as applicable, as the party responsible for indemnifying the other party hereto pursuant to Article VII hereof.

          “Knowledge” means the actual knowledge, after due inquiry, of the executive officers of the relevant Person.

          “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).

          “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

          “Material Adverse Effect” means any circumstance, change in or effect on the Business, the Company, PCAAH or any Subsidiary that, individually or in the aggregate with all other circumstances, changes in or effects on the Business, the Company, PCAAH or any Subsidiary: (a) is or is reasonably likely to be materially adverse to the business, operations, assets or liabilities (including contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Business, the Company, PCAAH or any Subsidiary or (b) is reasonably likely to materially adversely affect the ability of the Purchaser to operate or conduct the Business in the manner in which it is currently operated or conducted by the Company, PCAAH or any Subsidiary.

          “PCAAH LLC Agreement” means that limited liability company agreement of Parking Company of America Airports Holdings, LLC, effective October 1, 2003.

          “Permitted Encumbrances” means Encumbrances imposed by Law as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (and which did not arise from a failure of the Seller or its Affiliates to act in accordance with a contractual obligations, Governmental Order or applicable Law), such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes.

          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

          “Post-Closing Straddle Period” means the portion of a Straddle Period beginning the day after the Closing Date.

          “Pre-Closing Period” means any taxable period ending on or before the Closing Date.

          “Pre-Closing Straddle Period” means the portion of a Straddle Period ending on the Closing Date.

          “Purchase Price Adjustment” means (x) 8.7% of the difference between (1) the amount (if any) on the Closing Date of PCAA Parent’s and its subsidiaries’ cash in hand, cash in bank accounts and cash deposits and prepayments made by PCAAH or any of its subsidiaries pursuant to the terms of any lease agreement or real property purchase agreement entered into between August 11, 2004 and the Closing Date and funded by the cash of PCAAH or its subsidiaries in excess of the reserves that PCAAH is required to maintain under the GMAC Loan Agreement on the Closing Date and (2) $2,000,000 plus (y) 100% of the Tax Cash Balance.

          “Straddle Period” means any taxable period beginning before the Closing Date and ending after the Closing Date.

          “Subsidiaries” means the subsidiaries of PCAAH, which include PCAA Parent, LLC, Parking Company of America Airports, LLC, PCAA GP, LLC, PCAA LP, LLC, PCA Airports, Ltd, Parking Company of America Airports Phoenix, LLC, PCAA Chicago, LLC, PCAA Oakland, LLC, PCAA Properties, LLC and any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by the Company directly or indirectly through one or more intermediaries.

          “Tax” or “Taxes” means (i) any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, (ii) any Liability for the payment of any Tax as a result of membership in any affiliated, consolidated, combined or unitary group of corporations and (iii) any transferee or secondary Liability in respect of any Tax (whether imposed by Law or contractual arrangement).

          “Tax Cash Balance” means a good faith estimate of the amount of Taxes accrued by the Company in the Pre-Closing Straddle Period. Such amount shall be certified by the Seller in a certificate delivered to the Purchaser one Business Day prior to the Closing Date. Such certificate will be sufficiently detailed so as to facilitate the Purchaser’s full and complete understanding of the calculation of the Tax Cash Balance.

          “Tax Returns” means any return, declaration, report, election, claim for refund or information return or other statement or form relating to, filed or required to be filed with any Taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

          SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Agreement”	Preamble
“Basket Amount”	7.04
“Business”	Recitals
“Closing”	2.03
“Closing Date”	2.03
“Common Stock”	Recitals
“Company”	Recitals
“Competing Business”	5.11
“Contest”	6.04(b)
“Financial Statements”	3.10(a)
“GMAC Consent”	8.02(c)
“Indemnified Party”	7.06
“Loss”	7.02
“MAPC”	Recitals
“MGIF Purchase Agreement”	Recitals
“MIA”	Preamble
“MIA Parent”	5.07(a)
“PCAA Parent”	Recitals
“PCAAH”	Recitals
“Purchase Price”	2.02(a)
“Purchaser”	Preamble
“Purchaser Indemnified Party”	7.02
“Seacoast Holdings”	Recitals
“Seller Indemnified Party”	7.03
“Seller”	Preamble
“Shares”	Recitals
“Tax Indemnity Payments”	6.03(b)
“Term”	5.03
“Third Party Claim”	7.06
“Transfer Taxes”	6.02
“Units”	Recitals

ARTICLE II

PURCHASE AND SALE

          SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver, free and clear of all Encumbrances, to the Purchaser, the Shares, and the Purchaser shall purchase the Shares.

          SECTION 2.02. Purchase Price. (a) In consideration of the sale and transfer of the Shares, the parties hereto agree that, at the Closing, the Purchaser shall pay and the Seller shall receive a total purchase price of $6,663,427 (the “Purchase Price”), subject to adjustment pursuant to this Section 2.02. The Purchaser shall deduct from the Purchase Price any amounts required to be withheld or deducted under the Code or other applicable Tax Law. Any amounts so deducted shall be remitted by the Purchaser to the appropriate Governmental Authority on a timely basis.

          (b) The Purchase Price shall be adjusted by the amount of the Purchase Price Adjustment, if any.

          SECTION 2.03. Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York at 10:00 A.M. New York time on or prior to the fifteenth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties set forth in Sections 8.01 and 8.02 or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing provided that in no event shall the Closing occur before October 4, 2004 (the “Closing Date”).

          SECTION 2.04. Closing Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

     (a) stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and with all required stock transfer tax stamps affixed;

     (b) a receipt for the Purchase Price;

     (c) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Seller, of the resolutions duly and validly adopted by the Board of Directors of the Seller evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

     (d) good standing certificates for the Company from the Secretary of State of the jurisdiction in which such entity is incorporated or organized dated as of a date not earlier than five Business Days prior to the Closing;

     (e) the certificate, dated the Closing Date, contemplated by Section 8.02(a);

     (f) such other documents and instruments reasonably requested by the Purchaser to consummate the transactions contemplated hereby; and

     (g) the certificate contemplated by Section 8.02(g).

          SECTION 2.05. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller:

     (a) the Purchase Price by wire transfer in immediately available funds to a bank account in the United States to be designated by the Seller in a written notice to the Purchaser at least five Business Days before the Closing;

     (b) the certificate, dated the Closing Date, contemplated by Section 8.01(a); and

     (c) such other documents and instruments reasonably requested by the Seller to consummate the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

          As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows:

          SECTION 3.01. Organization, Authority and Qualification of the Seller. The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller and the Managers of the general partner of the Seller. This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms. The Seller has the authority to transfer and convey, valid and legal title of the Shares to the Purchaser.

          SECTION 3.02. Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it has been and is currently conducted. There are no other jurisdictions in which the properties owned or leased by the Company make licensing or qualification necessary or desirable. All corporate actions taken by the Company have been duly authorized, and the Company has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its certificate of incorporation or by-laws. True and correct copies of the certificate of incorporation and by-laws of the Company, each as in effect on the date hereof, have been delivered by the Sellers to the Purchaser.

          SECTION 3.03. Subsidiaries. The Company has no subsidiaries.

          SECTION 3.04. Capitalization. (a) The authorized capital stock of the Company consists of 1,500 shares of Common Stock and 1,500 shares of Preferred Stock. As of the date hereof, 1,000 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable. None of the issued and outstanding shares of Common Stock was issued in violation of any preemptive rights. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Shares constitute all of the issued and outstanding capital stock of the Company and are owned of record and beneficially by the Seller free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of the Purchaser in the stock records of the Company, the Purchaser, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, will own all the issued and outstanding capital stock of the Company free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Shares will be fully paid and non-assessable.

          (b) As of the date hereof the Company owns of record and beneficially 178.876 units of PCAAH (the “Seacoast PCAAH Units”) free and clear of all Encumbrances. The Seacoast PCAAH Units are fully paid and non-assessable, and there are no agreements or arrangements in effect with respect to the voting or transfer of the Seacoast PCAAH Units other than the PCAAH LLC Agreement.

          SECTION 3.05. No Conflict. The execution, delivery and performance of this Agreement by the Seller does not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or similar organizational documents) of the Seller, the Company or (b) conflict with or violate any Law or Governmental Order applicable to the Seller or the Company or any of their respective assets, properties or businesses, (c) except as provided in the PCAAH LLC Agreement and subject to receipt of the GMAC Consent, conflict in any material respect with, or result in any breach of, or constitute a default under any agreement to which the Seller or the Company is a party or by which they or any of their assets or properties may be bound or (d) result in or require the creation of any Encumbrance, except for a Permitted Encumbrance, upon the Business and the underlying assets.

          SECTION 3.06. Consents and Approvals. All material consents which are necessary for the execution, delivery and performance by the Seller of this Agreement are set forth in Section 3.06 of the Disclosure Schedule.

          SECTION 3.07. Litigation. Except as set forth in Section 3.07 of the Disclosure Schedule, there are no material proceedings by any Person or Governmental Authority pending, or, to the Knowledge of the Seller, threatened relating to or affecting the Seller or the Company that would adversely affect the ability of the Seller to perform its obligations under this Agreement.

          SECTION 3.08. Compliance with Laws. The Company is in material compliance with all Laws and Governmental Orders applicable to the Company except where the failure to do so would have a Material Adverse Effect.

          SECTION 3.09. Taxes. Except as set forth in Section 3.09 of the Disclosure Schedule:

     (a) The Seller and the Company have duly and accurately filed when due, including any extensions, all Tax Returns in connection with the Company. All such Tax Returns are correct and complete in all material respects.

     (b) The Seller and the Company have timely paid and discharged any and all Tax obligations with respect to the Company, whether or not shown on any Tax Return. The Seller and the Company have timely discharged any and all obligations to withhold and remit any Taxes required to be withheld by or with respect to the Company.

     (c) Neither the Seller nor the Company have received notice of any Tax deficiency outstanding, proposed or assessed against or allocable to the Company, nor has the Company executed any waiver of any statute of limitations on the assessment or collection of any Tax, or executed or filed with the Internal Revenue Service or any other Taxing authority any agreement now in effect extending the period for assessment or collection of any Taxes against the Company.

     (d) There are no actions, suits, proceedings, audits, investigations or claims pending, in progress, or to the Seller’s Knowledge, threatened against the Company with respect to Taxes. There are no Encumbrances for Taxes upon, pending against, or to the Seller’s Knowledge, threatened against the assets of the Company.

     (e) There are no Tax sharing or Tax allocation agreements with respect to which the Company has been or currently is a party.

     (f) The Company is not liable for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law) as a transferee or successor, by contract or otherwise liable.

     (g) The income Tax Returns of the Company has disclosed any Tax positions that, if not disclosed, could give rise to penalties under Section 6662 of the Code (or a similar provision of state or local Tax Law).

     (h) No claim has been made by a Taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction. No power of attorney has been granted with respect to any matter relating to Taxes that could affect the Company in any taxable period ending after the Closing Date.

     (i) The Seller is a Delaware limited partnership, and for U.S. Tax purposes is not a foreign corporation, foreign partnership, foreign trust, foreign estate or a disregarded entity.

     (j) The Company has not been required to recognize income as a result of any adjustment pursuant to Section 481 of the Code (or a similar provision of state or local Tax Law) by reason of a change in accounting method initiated by the Company, and no Taxing authority has initiated or proposed any such adjustment or change in accounting method. The Company is not required to include in a taxable period ending after the Closing Date income that economically accrued in a taxable period ending on or prior to the Closing Date but that was not recognized for Tax purposes in any prior taxable period.

          SECTION 3.10. Financial Statements. (a) True and complete copies of the unaudited consolidated balance sheet and the related statements of income and cash flows of the Company for the fiscal year ended as of December 31, 2003, and the unaudited financial statements of the Company for the period ended June 30, 2004 (collectively, the “Financial Statements”) have been delivered by the Seller to the Purchaser.

          (b) The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Company (except as may be indicated in the notes thereto or in Section 3.10(b) of the Disclosure Schedule) and (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Company as of the dates thereof or for the periods covered thereby and (iii) were prepared in accordance with GAAP.

          (c) The Seller represents that the Business has been conducted in the ordinary course of business, consistent with past practices of the Company since June 30, 2004.

          SECTION 3.11. Assets, Liabilities and Operations of the Company. The Units are the only assets of the Company, and the Company has no Liabilities except for Liabilities relating to the Units. The Company does not operate any business, and the Company participates in the Business only through PCAAH.

          SECTION 3.12. Contractual Capacity. Neither the Seller nor the Company has entered into any material contract binding on PCAAH or the Subsidiaries in any unauthorized capacity as a representative or agent of PCAAH or such Subsidiary.

          SECTION 3.13. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER

          As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

          SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

          SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance by the Purchaser of this Agreement does not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) except as provided in the PCAAH LLC Agreement and subject to receipt of the GMAC Consent, conflict in any material respect with, or result in any breach of, or constitute a default under any agreement to which the Seller or the Company is a party or by which they or any of their assets or properties may be bound, which would adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by this Agreement.

          SECTION 4.03. Consents and Approvals. There are no consents, approvals, ratifications, waivers, Governmental Authorizations or other authorizations required to be obtained from any third party that are necessary for the execution, delivery and performance by the Purchaser of this Agreement other than such consents, approvals, ratifications, waivers, Governmental Authorizations or other authorizations the failure to obtain which will not have a Material Adverse Effect.

          SECTION 4.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

ARTICLE V

ADDITIONAL AGREEMENTS

          SECTION 5.01. Conduct of Business Prior to the Closing. The Seller covenants and agrees that between the date hereof and the time of the Closing, the Company shall conduct its business in the ordinary course and consistent with the Company’s prior practice. Without limiting the generality of the foregoing, the Seller shall cause the Company to not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Seller to be untrue or result in a breach of any covenant made by the Seller in this Agreement.

          SECTION 5.02. Access to Information. From the date hereof until the Closing, upon reasonable notice, the Seller shall cause its officers, directors, employees, agents, representatives, accountants and counsel and shall cause the Company and each of the Company’s officers, directors, employees, agents, representatives, accountants and counsel to: (a) afford the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser reasonable access, during normal business hours, to the offices, properties, plants, other facilities, books and records of the Company, and to those officers, directors, employees, agents, accountants and counsel of the Seller and the Company who have any Knowledge relating to the Company, PCAAH, any Subsidiary or the Business and (b) furnish to the officers, employees, agents, accountants, counsel, financing sources and representatives of the Purchaser such additional financial and operating data and other information regarding the assets, properties, liabilities and goodwill of the Company, PCAAH, the Subsidiaries and the Business (or legible copies thereof) as the Purchaser may from time to time reasonably request.

          SECTION 5.03. Confidentiality. For a period of two years from the Closing Date (the “Term”), the Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Business, the Company, PCAAH or the Subsidiaries, (ii) in the event that the Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser, the Company, PCAAH or the Subsidiaries may seek a protective order or other remedy or waive compliance with this Section 5.03, (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.03, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Company or the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, its agents, representatives, Affiliates, employees, officers or directors.

          SECTION 5.04. Regulatory and Other Authorizations; Notices and Consents.

          (a) The Seller shall use all commercially reasonable efforts to obtain (or cause the Company to obtain, or assist PCAAH or the Subsidiaries in obtaining) all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to this Agreement and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

          (b) The Seller shall, shall cause the Company, or shall assist PCAAH or the Subsidiaries, to give promptly such notices to third parties and use all commercially reasonable efforts to obtain such third party consents and estoppel certificates as the Purchaser may in its sole discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement.

          (c) The Purchaser shall cooperate and use all commercially reasonable efforts to assist the Seller in giving such notices and obtaining such consents and estoppel certificates; provided, however, that the Purchaser shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which the Purchaser reasonably may deem adverse to the interests of the Purchaser, the Company, PCAAH or the Subsidiaries.

          (d) The Seller and the Purchaser agree that, in the event that any consent, approval or authorization necessary or desirable to preserve for the Company any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Company is a party is not obtained prior to the Closing, the Seller will, subsequent to the Closing, cooperate with the Purchaser or the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, the Seller shall use all of its commercially reasonable efforts to provide the Purchaser or the Company, as the case may be, with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement for the term of such lease, license, contract or other agreement or arrangement, and, if the Seller provides such rights and benefits, the Company shall assume the obligations and burdens thereunder.

          SECTION 5.05. Notice of Developments. Prior to the Closing, the Seller shall promptly notify the Purchaser in writing of (a) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant of the Seller in this Agreement or which could have the effect of making any representation or warranty of the Seller in this Agreement untrue or incorrect in any respect, (b) all other material developments affecting the assets, Liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of the Company and (c) any Material Adverse Effect.

          SECTION 5.06. Release of Indemnity Obligations. The Seller covenants and agrees, on or prior to the Closing, to execute and deliver to the Company and PCAAH, for the benefit of the Company and PCAAH, a general release and discharge, in form and substance satisfactory to the Purchaser, releasing and discharging the Company and PCAAH from any and all obligations to indemnify the Seller or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Closing.

          SECTION 5.07. Further Assurances. (a) The Seller covenants and agrees to cooperate with the Purchaser and shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, including the making of any SEC disclosures, necessary or desirable under applicable Law and regulation, as the Purchaser may reasonably request the Seller to take or do in connection with the initial public offering of the ultimate parent entity of MIA (“MIA Parent”) or any of its subsidiaries.

          (b) Notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall have the right to use and disclose any and all financial information, including the financial statements and any notes thereto, and other related documents in connection with the initial public offering by MIA Parent or any of its subsidiaries.

          SECTION 5.08. Further Action. Each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

          SECTION 5.09. Notice of Termination of Initial Public Offering. Purchaser shall immediately notify the Seller if it has determined, for whatever reason, to terminate or otherwise not pursue the initial public offering of MIA Parent or any of its subsidiaries in which event the Seller shall have a right of termination as provided in Section 9.01.

          SECTION 5.10. Initial Public Offering. Upon the request of the Seller, the Purchaser agrees to provide, or to cause MIA Parent to provide, any documents relating to the initial public offering of MIA Parent or any of its subsidiaries provided such documents have been made publicly available, whether filed with the Securities and Exchange Commission or otherwise.

          SECTION 5.11. MGIF Purchase Agreement. Between the date hereof and the Closing, the Purchaser will notify the Seller of any amendments to or waivers of any provisions of the MGIF Purchase Agreement.

ARTICLE VI

TAX MATTERS

          SECTION 6.01. Preparation and Filing of Tax Returns; Payment of Taxes. (a) The Seller shall prepare and file (in each case, at its own cost and expense and in a manner consistent with past practice) on a timely basis all Tax Returns (including returns for estimated Taxes) for the Company for all Pre-Closing Periods. The Seller shall timely pay all taxes shown to be due and payable on such Tax returns.

          (b) Any refund of taxes of the Company which are allocable pursuant to this Agreement to (i) a Post-Closing Straddle Period shall be for the account of the Purchaser and (ii) a Pre-Closing Straddle Period shall be for the account of the Seller. The Seller shall promptly pay to the Purchaser, and the Purchaser shall promptly pay (or cause to be paid) to the Seller, the amount of any such refund received by the Seller or the Purchaser, as the case may be, to the extent such other party is entitled to such refund pursuant to this Agreement.

          SECTION 6.02. Transfer and Similar Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Purchaser shall be solely responsible for paying all property, sales, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees (including any penalties, interest or additions) imposed upon any party in connection with the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”). The Purchaser shall procure any stock transfer stamp required by, and accurately file all necessary Tax Returns and other documentation with respect to, any Transfer Tax.

          SECTION 6.03. Tax Indemnification. (a) The Seller shall indemnify, defend, and hold harmless the Purchaser Indemnified Parties (including the Company) from and against any and all Excluded Taxes and against any loss, damage, liability or expense (including reasonable fees for attorneys and other outside consultants) incurred in contesting or otherwise in connection with any such Excluded Taxes.

          (b) All amounts payable or to be paid under this Section 6.03 (the “Tax Indemnity Payments”) shall be paid in immediately available funds within five (5) Business Days after the later of (i) receipt of a written request from the party entitled to such Tax Indemnity Payment and (ii) the day of payment of the amount that is the subject of the Tax Indemnity Payment by the party entitled to receive such Tax Indemnity Payment.

          SECTION 6.04. Contests. (a) After the Closing, the Purchaser shall promptly notify the Seller in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of the Company, which, if determined adversely to the taxpayer, would be grounds for indemnification under Section 6.03; provided, however, that the failure to give such notice will not affect the Purchaser’s right to indemnification under this Agreement except to the extent, if any, that, but for such failure, the Seller would have avoided the Tax Liability in question.

          (b) In the case of an audit or administrative or judicial proceeding (a “Contest”) that relates to a Pre-Closing Period, the Seller shall have the right, at its expense, to participate in and control the conduct of such Contest, but only to the extent that such Contest relates solely to a potential adjustment for which the Seller has acknowledged, in writing, its liability under this Agreement to hold the Purchaser and the Company harmless against the full amount of any adjustment which may be made as a result of such Contest. The Purchaser also may participate in any such Contest, and, if the Seller does not assume the defense of any such Contest, the Purchaser may defend the same in such manner as it may deem appropriate, including settling such Contest after five days’ prior written notice to the Seller setting forth the terms and conditions of settlement. Notwithstanding anything to the contrary contained in this Agreement, in the event that issues relating to a potential adjustment for which the Seller has acknowledged its liability in writing are required to be contested in the same Contest as separate issues relating to a potential adjustment for which the Purchaser would be liable, the Purchaser shall have the right, at its expense, to control the Contest with respect to the latter issues.

          (c) In the case of a Contest that relates to a Straddle Period, or otherwise with respect to issues relating to a potential adjustment for which the Seller (as evidenced by its written acknowledgement of liability under this Section 6.04), on the one hand, and the Purchaser, on the other hand, could be liable, (i) each of the Seller and the Purchaser may participate in the Contest, and (ii) such Contest shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future taxable periods. The principle set forth in this Section 6.04(c) also shall govern for purposes of deciding any issue that must be decided jointly (including choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article VI by the Purchaser and the Seller.

          (d) Notwithstanding anything to the contrary herein, the Seller shall not enter into any compromise or agree to settle any claim pursuant to a Contest, which would adversely affect the Purchaser or the Company in a taxable period ending after the Closing Date without the prior written consent of the Purchaser.

          SECTION 6.05. Miscellaneous. (a) From and after the date of this Agreement, the Seller shall not, without the prior written consent of the Purchaser, make, or cause or permit to be made, any Tax election that would adversely affect the Company in a taxable period ending after the Closing Date.

          (b) The Seller and its Affiliates shall provide the Purchaser with such cooperation and information as the Purchaser reasonably may request in connection with any Tax matters relating to the Company, including, without limitation, the filing of any Tax Return or claim for refund, the determination of any liability for Taxes or right to a refund of Taxes or the conduct of any Contest in respect of Taxes. Such cooperation and information shall include, without limitation, providing the Purchaser with copies of any relevant Tax Returns, together with documents relating to rulings or other determinations by Taxing authorities.

          (c) Notwithstanding any provisions in this Agreement to the contrary, (i) the obligations of the Seller to indemnify and hold harmless the Purchaser Indemnified Parties pursuant to this Article VI and (ii) the representations and warranties contained in Section 3.09 shall terminate at the close of business on the 90th day following the expiration of the applicable statute of limitations with respect to the Tax Liabilities in question (giving effect to any waiver, mitigation or extension thereof).

ARTICLE VII
INDEMNIFICATION

          SECTION 7.01. Survival of Representations and Warranties. (a) The representations and warranties of the Seller contained in this Agreement shall survive the Closing until the earlier of the 18 month anniversary of the Closing or the expiration of the statute of limitations; provided, however, that (i) the representations and warranties made pursuant to Sections 3.01, 3.02, 3.03 and 3.04 shall survive indefinitely, (ii) the representations and warranties made pursuant to Section 3.09 shall survive as provided in Section 6.05(c) and (iii) insofar as any claim is made by the Purchaser for the breach of any representation or warranty of the Seller contained herein, which claim arises out of allegations of personal injury or property damage suffered by any third party on or prior to the Closing or attributable to products or inventory sold or shipped, or activities or omissions that occur, on or prior to the Closing, such representations and warranties shall, for purposes of such claim by the Purchaser, survive until thirty calendar days after the expiration of the applicable statute of limitations governing such claims. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Purchaser to the Seller, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

          (b) The representations and warranties of the Purchaser contained in this Agreement shall survive the Closing until the 18 month anniversary of the Closing; provided, however, that the representations and warranties made pursuant to Section 4.01 shall survive indefinitely. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Seller to the Purchaser, then the relevant representations and warranties shall survive as to such claim, until such claim has been finally resolved.

          SECTION 7.02. Indemnification by the Seller. Subject to the limitations set forth in Section 7.04 hereof, the Purchaser and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”) shall be, jointly and severally, indemnified and held harmless by the Seller for and against any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) actually suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (hereinafter a “Loss”), arising out of or resulting from:

     (a) the breach of any representation or warranty made by the Seller contained in this Agreement; or

     (b) the breach of any covenant or agreement by the Seller contained in this Agreement.

To the extent that the Seller’s undertakings set forth in this Section 7.02 may be unenforceable, the Seller shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Purchaser Indemnified Parties.

          SECTION 7.03. Indemnification by the Purchaser. Subject to the limitations set forth in Section 7.04 hereof, the Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) shall be indemnified and held harmless by the Purchaser for and against any and all Losses, arising out of or resulting from:

     (a) the breach of any representation or warranty made by the Purchaser contained in this Agreement; or

     (b) the breach of any covenant or agreement by the Purchaser contained in this Agreement.

To the extent that the Purchaser’s undertakings set forth in this Section 7.03 may be unenforceable, the Purchaser shall contribute the maximum amount that it is permitted to contribute under applicable Law to the payment and satisfaction of all Losses incurred by the Seller Indemnified Parties.

          SECTION 7.04. Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement: (a) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 7.02, 7.03 or Article VI, unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $30,000 (the “Basket Amount”), after which the Indemnifying Party shall be liable for all Losses, including the Basket Amount and (b) the maximum amount of indemnifiable Losses which may be recovered from an Indemnified Party arising out of or resulting from the causes set forth in Section 7.02, 7.03 or Article VI, as the case may be, shall be an amount equal to $500,000, net of insurance proceeds.

          SECTION 7.05. Tax Treatment. All amounts paid under the indemnification provisions of this Agreement shall be treated as adjustments to purchase price for all Tax purposes.

          SECTION 7.06. Third Party Claims. (a) If any third party shall notify either the Seller or the Purchaser (“Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the other under this Article VII, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing within 30 days of the receipt of such notice. Such notice will contain in reasonable detail, the nature and the basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnified Party. No delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party is prejudiced thereby.

          (b) The Indemnifying Party shall have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice, reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement involves only the payment of money damages and does not impose any equitable relief upon the Indemnified Party.

          (c) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 7.06(b) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

          (d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld).

          (e) The Indemnifying Party or the Indemnified Party, as the case may be, who is controlling the defense of the Third Party Claim shall keep the other fully informed of such claim at all stages thereof. The parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any Third Party Claim.

          SECTION 7.07. Exclusive Remedy. The indemnification provisions set forth in this Agreement are the exclusive remedies of the Purchaser and the Seller arising out of or in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VIII

CONDITIONS TO CLOSING

          SECTION 8.01. Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

     (a) Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing Date shall have been complied with in all material respects. The Seller shall have received a certificate of the Purchaser to such effect signed by a duly authorized executive officer; and

     (b) No Proceeding or Litigation. No Action shall have been commenced by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Seller, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.01(b) shall not apply if the Seller has directly or indirectly solicited or encouraged any such Action.

          SECTION 8.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

     (a) Representations, Warranties and Covenants. The representations and warranties of the Seller contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are as of another date, in which case, such representations and warranties shall be true and correct as of that date, in each case, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, the covenants and agreements contained in this Agreement to be complied with by the Seller on or before the Closing Date shall have been complied with in all material respects. The Purchaser shall have received a certificate of the Seller to such effect signed by a duly authorized executive officer;

     (b) No Proceeding or Litigation. No Action shall have been commenced or threatened by or before any Governmental Authority against either the Seller or the Purchaser, seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which, in the reasonable, good faith determination of the Purchaser, is likely to render it impossible or unlawful to consummate such transactions; provided, however, that the provisions of this Section 8.02(b) shall not apply if the Purchaser has directly or indirectly solicited or encouraged any such Action;

     (c) Consents and Approvals. The Purchaser and the Seller shall have received, each in form and substance satisfactory to the Purchaser, all authorizations, consents, orders and approvals of all Governmental Authorities and officials and all third party consents and estoppel certificates necessary for the consummation of the transactions contemplated by this Agreement including the consent required by the GMAC Loan Agreement (the “GMAC Consent”);

     (d) Financing. MIA Parent or any of its subsidiaries shall have successfully completed its initial public offering of equity securities;

     (e) MGIF Closing. The transactions contemplated by the MGIF Purchase Agreement shall have closed;

     (f) No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could reasonably be deemed to have, a Material Adverse Effect; and

     (g) Delaware Limited Partnership Status. The Purchaser shall have received a certificate of the Seller, reasonably acceptable to the Purchaser, signed by the general partner of the Seller certifying that the Seller is a Delaware limited partnership, and for U.S. Tax purposes is not a foreign corporation, foreign partnership, foreign trust, foreign estate or a disregarded entity.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

          SECTION 9.01. Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) by the Purchaser if, between the date hereof and the Closing (i) an event or condition occurs that has resulted in a Material Adverse Effect, (ii) any representations and warranties of the Seller contained in this Agreement shall not have been true and correct when made, (iii) the Seller shall not have complied in all material respects with the covenants or agreements contained in this Agreement which the Seller is obligated to comply with or (iv) the Seller or the Company makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Seller or the Company seeking to adjudicate any of them a bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization; provided, however, that for purposes of Section 9.01(a)(iii) above, Purchaser shall have no right to terminate until Purchaser has notified the Seller of such failure to comply and such failure has continued without cure for a period of ten (10) days after the notice thereof;

          (b) by the Purchaser in the event (i) the Seller has within the previous ten (10) business days given the Purchaser any notice of a development pursuant to Section 5.05 above, and (ii) the development that is the subject of the notice has had a Material Adverse Effect;

          (c) by the Seller in the event (i) Purchaser shall not have complied in all material respects with the covenants or agreements contained in the Agreement with which the Purchaser is obligated to comply, provided, however, that the Seller shall have no right to terminate under this Section 9.01(c) until the Seller has notified the Purchaser of such failure to comply and such failure has continued without cure for a period of ten (10) days after the notice thereof, and (ii) Purchaser has notified the Seller that it is no longer pursuing the initial public offering of MIA Parent or its subsidiaries, pursuant to Section 5.09;

          (d) by either the Seller or the Purchaser if the Closing shall not have occurred by November 30, 2004, or such later date as may be agreed by the parties to the MGIF Purchase Agreement as the termination date under the MGIF Purchase Agreement; provided, however, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

          (e) by either the Purchaser or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

          (f) by the mutual written consent of the Seller and the Purchaser.

          SECTION 9.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party hereto from liability for any breach of this Agreement.

ARTICLE X

GENERAL PROVISIONS

          SECTION 10.01. Expenses. The Purchaser shall pay the legal expenses, reasonably incurred and accompanied by invoices, of the Seller in connection with this Agreement and the transactions contemplated hereby, up to a maximum amount of $20,000, whether or not the Closing shall have occurred.

          SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a)	if to the Seller:

Seacoast Capital Partners II, L.P. c/o Seacrest II Advisors, LLC 55 Ferncroft Road Danvers, MA 01923 Telecopy: (978) 750-1301 Attention: Eben S. Mouton

with a copy (which shall not constitute notice) to:

Parron Boggs LLP 2001 Ross Avenue, Suite 3000 Dallas, TX 75201 Telecopy: (214) 758-1550 Attention: Larry A. Makel, Esq.

(b)	if to the Purchaser:

Macquarie Infrastructure Assets, Inc. 600 5th Avenue 21st Floor New York, New York Telecopy: (212) 581 8037 Attention: Peter Stokes

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022-6069 Telecopy: (212) 848-7179 Attention: Antonia E. Stolper, Esq.

          SECTION 10.03. Public Announcements. Neither party hereto shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby (excluding disclosure in any filing with the Securities and Exchange Commission in connection with the initial public offering of equity securities of MIA Parent or any of its subsidiaries and related press releases) or otherwise communicate with any news media without prior written notice to the other party, and the parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.

          SECTION 10.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          SECTION 10.05. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof.

          SECTION 10.06. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser); provided, however, that the Purchaser may assign this Agreement or any of its rights and obligations hereunder to one or more Affiliates of the Purchaser without the consent of the Seller.

          SECTION 10.07. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 10.08.

          SECTION 10.08. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          SECTION 10.09. No Third Party Beneficiaries. Except for the provisions of Article VII relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of the Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

          SECTION 10.10. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATES IN THIS SECTION 10.10.

          SECTION 10.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York, provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

          SECTION 10.12. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SEACOAST CAPITAL PARTNERS II, L.P.

By:	Seacoast II Advisors, LLC, its general partner

By:	/s/ Eben Moulton
Name:	Eben Moulton
Title:	Manager

MACQUARIE INFRASTRUCTURE ASSETS INC.

By:	/s/ Peter Stokes
Name:	Peter Stokes
Title:	Chief Executive Officer